EXHIBIT 10.98

QUARTERLY & ANNUAL INCENTIVE PLAN FOR NON-OFFICER EMPLOYEES (2007)

The Board of Directors (the “Board”) recognizes that each employee plays an important role in the growth and financial success of Charles & Colvard, Ltd. (the “Corporation”) and wishes to provide each of those employees with meaningful incentives to work to accomplish the goals established by the Board on an annual basis. This Quarterly & Annual Incentive Plan for Non-Officer Employees (the “Plan”) outlines the provisions of those incentives.

I. General Incentives

Effective January 1, 2007, each full time employee, including the employees of the Hong Kong subsidiary, who is not a participant in another annual incentive plan, shall be eligible to receive five days’ pay and a stock option award for 60 shares of the common stock of the Corporation (“Common Stock”) for each fiscal quarter when both the operating income and revenue goals of the Corporation are achieved. Should the Corporation achieve the quarterly operating income goal, but fail to meet the quarterly revenue target, each employee shall receive three days’ pay and a stock option award for 30 shares of Common Stock. Sales staff employees are eligible to receive the stock option awards, but shall not be eligible for the cash portion of this incentive because they are eligible to receive other cash bonuses based on their individual and team sales results. For purposes of this incentive plan, the Hong Kong employees will be judged on the results of the Hong Kong subsidiary budget only.

Additionally, each employee shall be eligible to receive an additional incentive based on the annual results of the Corporation. Should the Corporation attain the annual goals for operating income and revenue, irrespective of whether one or more of the quarterly goals are not attained, the employee shall receive five days’ pay and a stock option award for 60 shares of Common Stock. Should the Corporation reach the operating income for the year, but fail to reach the revenue goal, the employee shall be awarded three days’ pay and a stock option award for 30 shares of Common Stock.

The restrictions on the stock awarded under this incentive program will require the individual to remain an employee on a continuous basis, and shall vest over a three-year period, one third each on the anniversary date of the award, so that the award will vest in full on the third anniversary of the date of grant and have an expiration date on the tenth anniversary of the award date. Unless the Committee determines otherwise, if the employment of the employee is terminated for any reason (whether by the Corporation or the employee) prior to vesting of his stock option award, the unvested portion(s) of his stock option award shall be forfeited and the employee shall have no right to the shares subject to the unvested portion of the award.

II. Director Level Incentives

There are several key positions representing important leadership roles in the Corporation; the contributions of the individuals occupying these positions are critical to the success of the Corporation. For 2007, these positions are: Director of Manufacturing; Director of Information

Technology; Quality Process Engineer; Controller; and Managing Director, Asia. For purposes of the Plan, the Managing Director, Asia will be judged on the results of the Hong Kong subsidiary budget only.

The Committee, in its discretion, may determine that individuals occupying other positions within the Corporation may also be eligible to participate in the Plan. Participation in the Plan in any one year does not guarantee the right to participate in any other year.

The Committee wishes to provide each of the employees in these positions with meaningful incentives to work to accomplish the goals established by the Board on an annual basis. The following outlines the provisions of those incentives.

Effective January 1, 2007, each of those employees shall be eligible to receive five days’ pay and a stock option award for 100 shares of Common Stock for each fiscal quarter when both the operating income and revenue goals of the Corporation are achieved. Should the Corporation achieve the operating income goal, but fail to meet the revenue target, each employee shall receive three days’ pay and a stock option award for 50 shares of Common Stock. The Sales Directors are eligible for the stock option awards, but shall not be eligible for the cash portion of this incentive because they are eligible to receive other cash bonuses based on their individual and team sales results.

Additionally, each of these employees shall be eligible to receive an additional incentive based on the annual results of the Corporation. Should the Corporation attain the annual goals for operating income and revenue, irrespective of whether one or more of the quarterly goals is not attained, the employee shall receive five days’ pay and a stock option award for 100 shares of Common Stock. Should the Corporation reach the operating income for the year, but fail to reach the revenue goal, the employee shall be awarded three days’ pay and a stock option award for 50 shares of Common Stock. The Sales Directors are eligible for the stock option awards, but shall not be eligible for the quarterly cash portion of this incentive because they are eligible to receive other cash bonuses based on their individual and team sales results.

The restrictions on the stock options awarded under this incentive program will require the individual to remain an employee on a continuous basis and shall vest over a three-year period, one third each on the anniversary date of the award, so that the award will vest in full on the third anniversary of the date of grant. Unless the Committee determines otherwise, if the employment of the employee is terminated for any reason (whether by the Corporation or the employee), the unvested portion(s) of his stock option award shall be forfeited and the employee shall have no right to the shares subject to the unvested portion of the award.

Director Level Employees – Additional Cash Incentives

Additionally, each director level employee as defined above (excluding Sales Directors) shall be eligible to receive up to 25% of their actual base salary for the year as a further incentive to accomplish the goals established for the Company by the Board of Directors and Senior Management.

The opportunity for each such director will be defined for each director and the award shall be granted based on the successful execution of the operating and strategic plan as adopted by the Company Board of Directors.

Should the Company reach or exceed the budgeted goal for net income, each director level employee shall receive 10% of their base salary. If the Company exceeds its Net Income goal these directors will be paid an additional 15% of their salary (for a total of 25% as defined in the first paragraph above) if they complete a minimum of three specific and measurable tasks that will be defined at the beginning of the plan year. These tasks will be weighted at 5% each, or at the corresponding percentage based on the number of tasks assigned to that specific employee.

III. Terms and Conditions of the Plan

Unless otherwise stated, the following terms and conditions apply to any incentives awarded under the Plan:

A.	Administration of the Plan

1. The Plan shall be administered by the Board or, upon its delegation, by the Committee. For the purposes of the Plan, the term “Committee” shall, unless otherwise required by applicable law, refer to the Board and, upon its delegation to the Committee of all or part of its authority to administer the Plan, to the Committee.

2. In addition to action by meeting in accordance with applicable law, any action of the Committee with respect to the Plan may be taken by a written instrument signed by all of the members of the Committee and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority (a) to determine all matters relating to any awards under the Plan, including selection of individuals to be granted awards, the types of awards, the number of shares of Common Stock, if any, subject to an award, and all terms, conditions, restrictions and limitations of an award; (b) to prescribe the form or forms of any agreements evidencing any awards granted under the Plan; (c) to establish, amend and rescind rules and regulations for the administration of the Plan; and (d) to construe and interpret the Plan and any agreements evidencing awards granted under the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. In addition, except to the extent otherwise required under Internal Revenue Code (“Code”) Section 409A, related regulations or other guidance, the Committee shall have authority, in its sole discretion, to accelerate the date that any award that was not otherwise exercisable or vested shall become exercisable or vested in whole or in part without any obligation to accelerate such date with respect to any other awards granted to any recipient. In addition, the Committee shall have the authority and discretion to establish terms and conditions of awards (including but not limited to the establishment of subplans) as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.

B.	Board Authority to Reduce or Eliminate Awards

The Board shall have full authority to reduce or eliminate all awards hereunder. Unless the Committee determines otherwise, a participant who terminates employment for any reason prior to the completion of the time period on which an award is based or vesting period applicable to the award shall not be eligible for the award.

C.	Source of Stock option Awards

Provided sufficient shares remain for issuance, any stock option awards made under the Plan shall be issued under and pursuant to the 1997 Omnibus Stock Plan of Charles & Colvard, Ltd. as amended, or any subsequent incentive stock plan approved by the Corporation and its shareholders (collectively the “Omnibus Plan”). With respect to any stock option awards made under the Plan, all terms, conditions, and requirements of such Omnibus Plan are incorporated into the Plan by reference. For any stock option awards, to the extent that there is a contradiction between the Plan and such Omnibus Plan or an ambiguity as to the provisions of the Plan, the terms of such Omnibus Plan shall control. All shares issued under the Plan shall be drawn from the shares reserved under such Omnibus Plan for issuance of awards.

D.	Compliance with Code Section 409A

1. Notwithstanding any other provision in the Plan or an award to the contrary, if and to the extent that Section 409A of the Code is deemed to apply to the Plan or any award granted under the Plan, it is the general intention of the Corporation that the Plan and all such awards shall comply with Code Section 409A, related regulations or other guidance, and the Plan and any such award shall, to the extent practicable, be construed in accordance therewith. Deferrals of shares or cash distributable pursuant to the Plan in a manner that would cause Code Section 409A to apply shall not be permitted. Without in any way limiting the effect of the foregoing, in the event that Code Section 409A, related regulations or other guidance require that any special terms, provisions or conditions be included in the Plan or any award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or award, as applicable. Further, in the event that the Plan or any award shall be deemed not to comply with Code Section 409A or any related regulations or other guidance, then neither the Corporation, the Board nor its or their designees or agents shall be liable to any participant or other person for actions, decisions or determinations made in good faith.

2. Without limiting the effect of Section D.1., herein, except to the extent otherwise required or permitted under Code Section 409A, related regulations or other guidance, distributions of benefits pursuant to awards under the Plan must be made no later than the later of (a) the date that is 2-1/2 months from the end of the employee’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture; or (b) the date that is 2-1/2 months from the end of the Corporation’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

E.	Applicable Law

The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflicts of laws provisions of any state, and in accordance with applicable federal laws of the United States.

F.	Amendment and Termination of the Plan

1. The Plan and any award may be amended or terminated at any time by the Board or the Committee. No action to amend or terminate the Plan or an award shall permit the acceleration of the time or schedule or any payment of amounts deemed to involve the deferral of compensation under Code Section 409A, except as may be otherwise permitted under Section 409A, related regulations or other guidance.

2. Without limiting the effect of Section F.1., herein, the Board shall have unilateral authority to amend the Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but not limited to Code Section 409A, federal securities laws or related regulations or other guidance).

G.	No Right or Obligation of Continued Employment

Nothing contained in the Plan shall require the Corporation or a related corporation to continue the employment or service of an employee, nor shall any such individual be required to remain in the employment or service of the Corporation or a related corporation. Except as otherwise provided in the Plan (or Omnibus Plan, if applicable), all rights of a participant with respect to any award shall terminate upon the participants termination of employment or service with the Corporation.

H.	Compliance with Laws

The Board may impose such restrictions on any shares or other payments or awards hereunder as it may deem advisable, including without limitation restrictions under the Securities Act of 1933, as amended (the “Securities Act”), under the requirements of any stock exchange or similar organization and under any blue sky, state or foreign securities laws applicable to such shares. Notwithstanding any other Plan provision to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). The Corporation may cause a restrictive legend to be placed on any certificate issued hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

I.	Unfunded Plan; No Effect on Other Plans

1. The Plan shall be unfunded, and the Corporation shall not be required to create a trust or segregate any assets that may at any time be represented by awards under the Plan. The Plan shall not establish any fiduciary relationship between the Corporation and any employee or other person. Neither an employee nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Corporation or any related corporation, including, without limitation, any specific funds, assets or other property that the Corporation or any related corporation, in their discretion, may set aside in anticipation of a liability under the Plan. A participant shall have only a contractual right to the Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Corporation or any related corporation. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

2. The amount of any compensation deemed to be received by a participant pursuant to an award shall not constitute compensation with respect to which any other employee benefits of such participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Board or Committee.

3. The adoption of the Plan shall not affect any other compensation plans in effect for the Corporation or any related corporation, nor shall the Plan preclude the Corporation from establishing any other forms of compensation for employees or service providers of the Corporation or any related corporation.

J.	Withholding; Tax Matters

1. The Corporation shall withhold, or shall require the participant to pay the Corporation in cash, the amount of any local, state, federal, foreign or other tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of the participant.

2. The Corporation makes no warranties or representations with respect to the tax consequences (including but not limited to, income tax consequences) related to the transactions contemplated by this Plan. A participant should consult with his or her own attorney, accountant, and/or tax advisor regarding the decision to participate in the Plan and the consequences thereof. The Corporation has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for any participant.